EXHIBIT 99.2

NEWS RELEASE

OSI Pharmaceuticals Contact:
Kathy Galante (631)-962-2000

OSI Pharmaceuticals Summarizes Research Data Presented at the American Diabetes Association’s 65th Annual Scientific Meeting

     MELVILLE, N.Y.—(BUSINESS WIRE)—June 13, 2005—OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today provided a summary of data presented during the American Diabetes Association’s 65th Annual Scientific Meeting held from June 10th — 14th in San Diego, Calif. Presentations were made on the Company’s diabetes drug candidates PSN105 and PSN010, both of which are glucokinase activators (GKAs). PSN105 and PSN010 modulate the activity of Glucokinase (GK), an enzyme which plays a key role as the body’s glucose sensor in the liver and pancreas. Data were also presented on PSN357, a glycogen phosphorylase inhibitor (GPI), which is designed to rapidly lower blood glucose levels by preventing glycogen breakdown to glucose in the liver. Discovered by (OSI) Prosidion, OSI’s diabetes and obesity team, these small molecule drug candidates are scheduled to enter clinical trials in 2005.

     Anti-hyperglycemic Effects of Novel Long- and Short-Acting Glucokinase Activators (PSN105 and PSN010) in Diabetic Animals — Matthew C.T. Fyfe, et al (Presentation Number: 522-P)

     GKAs may represent a new approach to diabetes therapy as these compounds attenuate hyperglycemia by increasing both hepatic glucose metabolism and glucose-stimulated pancreatic insulin release. Pre-clinical data showed that PSN105 and PSN010 activate glucokinase (GK) strongly in vitro and in vivo. PSN105 was cleared more slowly than PSN010, leading to the premise that these GKAs could have markedly different durations of action. The respective long- and short-acting anti-hyperglycemic capabilities of PSN105 and PSN010 were confirmed in several diabetic rodent models. Maximal glucose concentrations were significantly and similarly attenuated by both agents, and prolonged hyperglycemia was alleviated by PSN105. In a subchronic study with PSN105, there were no significant changes in body weight, liver weight, or plasma alanine aminotransferase, free fatty acid or triglyceride concentrations. The distinct PK profiles of the novel anti-diabetic GKAs PSN105 and PSN010 may offer alternative strategies for controlling hyperglycemia in diabetic patients through once-daily or meal-related dosing regimens.

     PSN357, a Novel Glycogen Phosphorylase Inhibitor with Anti-Hyperglycemic Efficacy in Rodent Models of Diabetes — Gerard Thomas, et al (Presentation Number: 567-P)

     The inappropriate over-production of glucose by the liver as a result of glycogen breakdown is a contributor to hyperglycemia in type 2 diabetes. As the rate of glycogenolysis is regulated by glycogen phosphorylase (GP), inhibition of this key enzyme may constitute a therapeutic option for the treatment of type 2 diabetes. Pre-clinical data presented showed that PSN357 inhibits GP and reduces blood glucose levels in animal models of diabetes following acute and chronic dosing. An increase in liver glycogen was also seen in the study, however heart and skeletal muscle glycogen showed no changes from controls. In addition, a 9-day study in diabetic mice showed that once-daily oral administration of PSN357 maintained anti-hyperglycemic efficacy throughout the period. Other endpoints observed in the study were a 57% increase in liver glycogen and no changes in muscle glycogen or in levels of plasma insulin or alanine aminotransferase. PSN357 is a candidate for clinical development due to its sustained effects in rodent models of diabetes and may represent a novel therapeutic option for treatment of diabetic hyperglycemia.

     “We continue to be encouraged by the results emerging from our diabetes program and look forward to advancing these agents into Phase I clinical trials,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “In addition, we expect data from our leading diabetes drug candidate, PSN9301, a dipeptidyl peptidase-IV inhibitor, which is currently being evaluated in a Phase II proof-of-concept and dose-ranging study, by the end of 2005.”

     About OSI Pharmaceuticals

     OSI Pharmaceuticals is committed to shaping medicines and changing patients’ lives by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type II diabetes and obesity. OSI’s flagship product, Tarceva™ (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva™ through partnerships with Genentech Inc. in the U.S. and with Roche throughout the rest of the world.

     (OSI) Prosidion is the diabetes and obesity business team within OSI Pharmaceuticals dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion’s lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. Other products targeting glycogen phosphorylase inhibition and glucokinase activation are scheduled to enter Phase I clinical trials in 2005. (OSI) Prosidion owns or has licensing rights to a portfolio of DPIV medical use patents with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have been granted to major pharmaceutical companies. (OSI) Prosidion operates through OSI’s wholly-owned subsidiary, Prosidion Limited, in Oxford, UK.

     This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.